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                                                                    Exhibit 23.2

               Consent of Independent Certified Public Accountant

Legacy Reserves LP

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 5, 2006, relating to the financial statements of the Selected Interests of Paul T. Horne, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 5, 2006, relating to the combined financial statements of the Selected Properties of Charities Support Foundation Inc. and Affiliates, which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Johnson Miller & Co., CPA's PC
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Johnson Miller & Co., CPA's PC
Midland, Texas

December 18, 2006